Exhibit 10.3

BENEFICIAL MUTUAL SAVINGS BANK

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) by and between BENEFICIAL MUTUAL SAVINGS BANK, a Pennsylvania chartered savings bank (the “Bank”), JOANNE R. RYDER (the “Executive”) and BENEFICIAL MUTUAL BANCORP, INC.(the “Company”), the holding company of the Bank (solely as guarantor) is hereby entered into effective May 20, 2010 (the “Effective Date”).

WHEREAS, Executive serves in a position of substantial responsibility; and

WHEREAS, the Bank wishes to assure the services of Executive for the period provided in this Agreement; and

WHEREAS, Executive is willing to continue to serve in the employ of the Bank on a full-time basis for said period.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.                                      Employment. Executive is employed as Senior Vice President and Director of Brand and Strategy of the Bank. Executive shall perform all duties and shall have all powers which are commonly incident to the office of the Director of Brand and Strategy or which, consistent with the office, are delegated to her by the Chief Executive Officer of the Bank.

2.                                      Location and Facilities. Executive will be furnished with the working facilities and staff as are necessary for her to perform her duties. The location of such facilities and staff shall be at the principal administrative offices of the Bank, or at such other site or sites customary for such offices.

3.                                      Term.

a.                                      The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on May 20, 2012, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

b.                                      Commencing on May 20, 2011 and continuing on each May 20th thereafter, the disinterested members of the Board of Directors may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes two (2) years, unless Executive elects not to extend the term of this Agreement by giving proper written notice. The Board of Directors will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings. The Board of Directors will notify Executive as soon as possible after each annual review whether it has determined to extend the Agreement.

4.                                      Base Compensation.

a.                                      The Bank agrees to pay Executive a base salary at the rate of $162,740 per year, payable in accordance with customary payroll practices.

b.                                      The Board shall review the rate of Executive’s base salary based upon factors it deems relevant, and may maintain or increase her salary, provided that no such action shall reduce the rate of salary below the rate set forth in paragraph a. of this Section 4. All salary reviews will take place in connection with Executive’s annual performance review.

c.                                       In the absence of action by the Board, Executive shall continue to receive salary at the annual rate specified in paragraph a. of this Section 4. or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Board under the provisions of this Section 4.

5.                                      Bonuses. Executive shall be entitled to participate in discretionary bonuses or other incentive compensation programs that the Company and the Bank may award from time to time to senior management employees pursuant to bonus plans or otherwise.

6.                                      Benefit Plans. Executive shall also be eligible to participate in such medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements as may be approved from time to time by the Company and the Bank for the benefit of their employees.

7.                                      Vacation and Leave.

a.                                      Executive shall be entitled to vacation and other leave in accordance with the Bank’s policy for senior executives, or otherwise as approved by the Board.

b.                                      In addition to paid vacations and other leave, Executive shall be entitled, without loss of pay, to absent herself voluntarily from the performance of her employment for such additional periods of time and for such valid and legitimate reasons as the Board may, in its discretion, determine. Further, the Board may grant to Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

8.                                      Expense Payments and Reimbursements. Executive shall be reimbursed for all reasonable out-of-pocket business expenses that she shall incur in connection with her services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank.

9.                                      Club Membership. In connection with the performance of her duties under this Agreement, the Bank shall provide Executive with a membership in the Union League.

10.                               Loyalty and Confidentiality.

a.                                      During the term of this Agreement Executive: (i) shall devote all her time, attention, skill, and efforts to the faithful performance of her duties hereunder; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Company and the Bank or any of their subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation and (ii) shall not engage in any business or activity contrary to the business affairs or interests of the Company and the Bank.

b.                                      Nothing contained in this Agreement shall prevent or limit Executive’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company and the Bank, or, solely as a passive, minority investor, in any business.

c.                                       Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Company and the Bank; the names or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Company and the Bank to which she may be exposed during the course of her employment. Executive further agrees that, unless required by law or specifically permitted by the Board in writing, she will not disclose to any person or entity, either during or subsequent to her employment, any of the above-mentioned information which is not generally known to the public, nor shall she employ such information in any way other than for the benefit of the Company and the Bank.

11.                               Termination and Termination Pay. Subject to Section 12 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

a.                                      Death. Executive’s employment under this Agreement shall terminate upon her death during the term of this Agreement, in which event Executive’s estate shall be entitled to receive the compensation due to Executive through the last day of the calendar month in which her death occurred.

b.                                      Retirement. This Agreement will terminate on Executive’s Retirement Date. For purposes of this Agreement, Retirement Date is defined as the date the Executive retires from the Bank under the retirement benefit plan or plans in which she participates pursuant to Section 6 of this Agreement.

c.                                       Disability.

i.                                          The Board or Executive may terminate Executive’s employment after having determined Executive has a Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform her duties under this Agreement and that results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Company and the Bank (or, if there are no such plans in effect, that impairs Executive’s ability to substantially perform her duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Board shall determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant. As a condition to any benefits, the Board may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.

ii.                                       In the event of such Disability, Executive’s obligation to perform services under this Agreement will terminate. The Bank will pay Executive, as Disability pay, an amount equal to sixty-six and two thirds percent (66 2/3%) of Executive’s bi-weekly rate of base salary in effect as of the date of her termination of employment due to Disability. Disability payments will be made on a monthly basis and will commence on the first day of the month following the effective date of Executive’s termination of employment for Disability and end on the earlier of: (A) the date Executive returns to full-time employment at the Bank in the same capacity as she was employed prior to her termination for Disability; (B) Executive’s death; (C) Executive’s attainment of age 65; or (D) the date the Agreement would have expired had Executive’s employment not terminated by reason of Disability. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Company and the Bank. In addition, during any period of Executive’s Disability, Executive and her dependents shall, to the greatest extent possible, continue to be covered under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) of the Company and the Bank, in which Executive participated prior to her Disability on the same terms as if Executive were actively employed by the Company and the Bank.

d.                                      Termination for Cause.

i.                                          The Board may, by written notice to Executive in the form and manner specified in this paragraph, immediately terminate her employment at any time, for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause except for vested benefits. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)                                 Personal dishonesty;

(2)                                 Incompetence;

(3)                                 Willful misconduct;

(4)                                 Breach of fiduciary duty involving personal profit;

(5)                                 Intentional failure to perform stated duties under this Agreement;

(6)                                 Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Company and the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(7)                                 Material breach by Executive of any provision of this Agreement.

ii.                                       Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause by the Company and the Bank unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of such Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), of finding that, in the good faith opinion of the Board, Executive was guilty of the conduct described above and specifying the particulars thereof.

e.                                       Voluntary Termination by Executive. In addition to her other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board, in which case Executive shall receive only her compensation, vested rights and employee benefits up to the date of her termination.

f.                                        Without Cause or With Good Reason.

i.                                          In addition to termination pursuant to Sections 11a. through 11e., the Board may, by written notice to Executive, immediately terminate her employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, by written notice to the Board, immediately terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”).

ii.                                       Subject to Section 12 of this Agreement, in the event of termination under this Section 11f., Executive shall be entitled to receive a severance benefit equal to two (2) times the sum of Executive’s (i) current base salary and (ii) the most recent bonus paid to Executive by the Company and/or the Bank. Executive’s severance benefit shall be payable ratably over a two (2) year period through the Bank’s regular payroll. In addition, Executive shall receive continued medical, dental and life insurance coverage, upon terms no less favorable than the most favorable terms provided to senior executives of the Company and the Bank during the twenty-four (24) month period following her termination date. In the event that the Company and the Bank are unable to provide such coverage by reason of Executive no longer being an employee, the Company and the Bank shall provide Executive with comparable coverage on an individual policy basis. The severance payments and benefits provided under this subparagraph (ii) are subject to Section 11f.(v) of this Agreement.

iii.                                    “Good Reason” shall exist if, without Executive’s express written consent, the Company and the Bank materially breach any of their respective obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon any of the following:

(1)                                 A material reduction in Executive’s responsibilities or authority in connection with her employment with the Company or the Bank;

(2)                                 Assignment to Executive of duties of a non-executive nature or duties for which she is not reasonably equipped by her skills and experience;

(3)                                 A reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control as defined in Section 12 of this Agreement, any reduction in salary or material reduction in benefits below the amounts to which Executive was entitled prior to the Change in Control;

(4)                                 Termination of incentive and benefit plans (other than the Bank’s tax-qualified plans), programs or arrangements, or reduction of Executive’s participation to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

(5)                                 A relocation of Executive’s principal business office by more than thirty (30) miles from its current location; or

(6)                                 Liquidation or dissolution of the Company or the Bank.

iv.                                   Notwithstanding the foregoing, a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Company or the Bank as part of a good faith, overall reduction or elimination of such plans or benefits thereunder applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the same type or to the same general extent as those offered under such plans are not available to other officers of the Company and the Bank, or any company that controls either of them, under a plan or plans in or under which Executive is not entitled to participate subsequent to such reduction or elimination of benefits.

v.                                      The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health and welfare benefits, not constitute deferred compensation (since such amounts are not taxable to Executive). However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under this Agreement prior to the first day of the seventh month following the Event of Termination in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which Executive has an Event of Termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Event of Termination. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Event of Termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following, the Event of Termination.

“Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

g.                                       Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination by the Company and the Bank or Executive pursuant to Section 11f.:

i.                                          Executive’s obligations under Section 10c. of this Agreement will continue in effect; and

ii.                                       During the period ending one year after such termination of employment, Executive shall not serve as an officer, director or employee of any bank holding company, bank, savings bank, savings and loan holding company, or mortgage company (any of which, a “Financial Institution”) which Financial Institution offers products or services competing with those offered by the Bank from any office within thirty (30) miles from the main office or any branch of the Bank and shall not interfere with the relationship of the Company and the Bank and any of its employees, agents, or representatives.

12.                               Termination in Connection with a Change in Control.

a.                                      For purposes of this Agreement, a “Change in Control” means any of the following events:

i.                                          Merger: The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation.

ii.                                       Acquisition of Significant Share Ownership: There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

iii.                                    Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.                                   Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Agreement to the contrary, in no event shall the reorganization of the Bank from the mutual holding company form of organization to the full stock holding company form of organization (including the elimination of the mutual holding company) constitute a “Change in Control” for purposes of this Agreement.

b.                                      Termination. If within the period ending twelve (12) months after a Change in Control, (i) the Company and the Bank shall terminate Executive’s employment Without Cause, or (ii) Executive voluntarily terminates her employment With Good Reason, the Company and the Bank shall, within ten (10) calendar days of the termination of Executive’s employment, make a lump-sum cash payment to her equal to three (3) times the sum of Executive’s (i) base salary and (ii) the most recent bonus paid by the Company and/or Bank. Also, in such event, Executive shall, for a thirty-six (36) month period following her termination of employment, receive continued medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Bank during such period. In the event that the Company or the Bank is unable to provide such coverage by reason of Executive no longer being an employee, the Company and the Bank shall provide Executive with comparable coverage under an individual policy. The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health and welfare benefits, not constitute deferred compensation (since such amounts are not taxable to Executive). However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under this Agreement prior to the first day of the seventh month following the Event of Termination in excess of the “permitted amount” under

Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which Executive has an Event of Termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Event of Termination. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Event of Termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the Event of Termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

c.                                       The provisions of Section 12 and Sections 14 through 27, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one (1) year following a Change in Control.

13.                               Indemnification and Liability Insurance.

a.                                      Indemnification. The Company and the Bank agree to indemnify Executive (and her heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit, or proceeding in which she may be involved by reason of her having been a director or Executive of the Company, the Bank or any of their subsidiaries (whether or not she continues to be a director or Executive at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, such settlements to be approved by the Board, if such action is brought against Executive in her capacity as an Executive or director of the Company and the Bank or any of their subsidiaries. Indemnification for expenses shall not extend to matters for which Executive has been terminated for Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 13 shall survive the term of this Agreement by a period of six (6) years.

b.                                      Insurance. During the period in which indemnification of Executive is required under this Section, the Company and the Bank shall provide Executive (and her heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the expense of the Company and the Bank, at least equivalent to such coverage provided to directors and senior executives of the Company and the Bank.

14.                               Reimbursement of Executive’s Expenses to Enforce this Agreement. The Company and the Bank shall reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred by Executive in connection with successful enforcement by Executive of the obligations of the Company and the Bank to Executive under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that the Company and the Bank take some action specified by this Agreement: (i) as a result of court order; or (ii) otherwise by the Company and the Bank following an initial failure of the Company and the Bank to pay such money or take such action promptly after written demand therefor from Executive stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.

15.                               Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 12 of this Agreement, either alone or together with other payments and benefits which Executive has the right to receive from the Company and the Bank, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits pursuant to Section 12 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 12 being non-deductible to the Company and the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 12 shall be based upon the opinion of the Company and the Bank’s independent public accountants and paid for by the Company and the Bank. In the event that the Company, the Bank and/or Executive do not agree with the opinion of such counsel, (i) the Company and the Bank shall pay to Executive the maximum amount of payments and benefits pursuant to Section 12, as selected by Executive, which such opinion indicates there is a high probability do not result in any of such payments and benefits being non-deductible to the Company and the Bank and subject to the imposition of the excise tax imposed under Section 4999 of the Code and (ii) the Company and the Bank may request, and Executive shall have the right to demand that they request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 12 have such consequences. Any such request for a ruling from the IRS shall be promptly prepared and filed by the Company and the Bank, but in no event later than thirty (30) days from the date of the opinion of counsel referred to above, and shall be subject to Executive’s approval prior to filing, which shall not be unreasonably withheld. The Company, the Bank and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained herein shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 12 hereof, or a reduction in the payments and benefits specified in Section 12 below zero.

16.                               Injunctive Relief. If there is a breach or threatened breach of Section 11 g. of this Agreement or the prohibitions upon disclosure contained in Section 10c. of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and that the Company and the Bank shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach. The parties hereto likewise agree that Executive, without limitation, shall be entitled to injunctive relief to enforce the obligations of the Company and the Bank under this Agreement.

17.                               Successors and Assigns.

a.                                      This Agreement shall inure to the benefit of and be binding upon any corporate or other successor to the Company and the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company and the Bank.

b.                                      Since the Company and the Bank are contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating her rights or duties hereunder without first obtaining the written consent of the Company and the Bank.

18.                               No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

19.                               Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Company and/or the Bank at their principal business offices and to Executive at her home address as maintained in the records of the Company and the Bank.

20.                               No Plan Created by this Agreement. Executive, the Company and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.

21.                               Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

22.                               Applicable Law. Except to the extent preempted by federal law, the laws of the Commonwealth of Pennsylvania shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

23.                               Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

24.                               Headings. Headings contained herein are for convenience of reference only.

25.                               Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5 and 6.

26.                               Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

27.                               Required Provisions. In the event any of the foregoing provisions of this Section 27 are in conflict with the terms of this Agreement, this Section 27 shall prevail.

a.                                      The Bank’s board of directors may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

b.                                      If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(3) or (g)(1); the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.                                       If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.                                      If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

e.                                       All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank: (i) by the Director of the OTS (or his or her designee), at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his or her designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

f.                                        Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

28.                               Source of Payments. All payments provided for under this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due under this Agreement. In the event the Bank does not pay such amounts or provide such benefits, they shall be paid or provided by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective May 20, 2010.

ATTEST:	BENEFICIAL MUTUAL SAVINGS BANK

/s/ William J. Kline, Jr	By:	/s/ Edward G. Boehne
Corporate Secretary		For the Entire Board of Directors

WITNESS:	EXECUTIVE

/s/ Lisa Smalley	By:	/s/ Joanne R. Ryder
Joanne R. Ryder

ATTEST:	BENEFICIAL MUTUAL BANCORP, INC.
(as guarantor)

/s/ William J. Kline, Jr.	By:	/s/ Edward G. Boehne
Corporate Secretary		For the Entire Board of Directors